Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our report dated March 28, 2017, relating to the 2016 consolidated financial statements and 2016 financial statement schedule of Avadel Pharmaceuticals plc (the "Company") and the effectiveness of the Company's internal control over financial reporting (which internal control report expresses an adverse opinion on the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Avadel Pharmaceuticals plc for the year ended December 31, 2016.

/s/ Deloitte and Touche LLP
St. Louis, Missouri
June 28, 2017